Exhibit 10.1



The Company's Board of Directors unanimously ratified and approved the following resolution on April 7, 2004:

     Resolved, that Section 2 of each of Standard Microsystems Corporation's Plans listed immediately below:

     1999 Stock Option Plan;
     2000 Stock Option Plan;
     2001 Stock Option and Restricted Stock Plan; and
     2003 Stock Option and Restricted Stock Plan

     shall be, and they hereby are, amended to insert the following additional paragraph at the end thereof:

     Notwithstanding anything to the contrary herein, the Compensation Committee may, at its sole discretion, delegate its authority to grant options or other awards to employees other than executive officers within parameters determined by the Compensation Committee, including the maximum number of shares underlying each award.